EXHIBIT 10.35

Executive Employment Agreement

1.  Employment.  Employer agrees to employ Executive and Executive accepts such employment for the period effective as of August 1, 2005 and ending upon his separation pursuant to Section 1(c) hereof (the “Employment Period”).

(a)  Position and Duties.

(i)  During the Employment Period, Executive shall serve as the Secretary & General Counsel of Employer and shall have the normal duties, responsibilities and authority implied by such position, subject to the power of the Chief Executive Officer of Employer and the Board to expand or limit such duties, responsibilities and authority and to override such actions.

(ii)  Executive shall report to the Chief Executive Officer of Employer, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company, Employer and their Subsidiaries.

(b)  Salary, Bonus and Benefits.  During the Employment Period, Employer will pay Executive a base salary of $300,000 per annum (the “Annual Base Salary”). In addition, the Executive shall be eligible for and participate in the Annual Incentive Compensation Plan (the “Annual Bonus”) under which the Executive shall be eligible for an annual Target Bonus payment of 45% of annual base salary with a maximum of 90% of annual salary. All provisions of the Annual Bonus as approved by the Board of Directors will apply. During fiscal year beginning April 1, 2005, the Board shall develop a new Long Term Incentive Compensation program which may incorporate subjective and/or objective criteria for bonus achievement, which program will be proportionately applicable to Executive as determined by the Board. In addition, during the Employment Period, Executive will be entitled to such other benefits approved by the Board and made available to the senior management of the Company, Employer and their Subsidiaries, which shall include vacation time (in an amount consistent with past practice) and medical, dental, life and disability insurance. The Board, on a basis consistent with past practice, shall review the Annual Base Salary of Executive and may increase the Annual Base Salary by such amount as the Board, in its sole discretion, shall deem appropriate. The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as it may be so increased.

(c)  Separation.  The Employment Period will continue until (i) Executive’s death, disability or resignation from employment with the Company, Employer and their respective Subsidiaries or (ii) the Company, Employer and their respective Subsidiaries decide to terminate Executive’s employment with or without Cause. If (A) Executive’s employment is terminated without Cause pursuant to clause (ii) above or (B) Executive resigns from employment with the Company, Employer or any of their respective Subsidiaries for Good Reason, then during the period commencing on the date of termination of the Employment Period and ending on the first anniversary of the date of termination (the “Severance Period”), Employer shall pay to Executive, in equal installments on the Employer’s regular salary payment dates, an aggregate amount equal to (I) his Annual Base Salary, plus (II) an amount equal to the annual bonus, if any, paid or payable to Executive by Employer for the last fiscal year ended prior to the date of termination. In addition, if Executive is entitled on the date of termination to coverage under the medical and prescription portions of the Welfare Plans, such coverage shall continue for Executive and Executive’s covered dependents for a period ending on the first anniversary of the date of termination at the active  employee   cost  payable  by   Executive with respect to those costs paid by Executive prior to the date of termination; provided, that this coverage will count towards the depletion of any continued health care coverage rights that Executive and Executive’s dependents may have pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided further, that Executive’s or Executive’s covered dependents’ rights to continued health care coverage pursuant to this Section 1(c) shall terminate at the time Executive or Executive’s covered dependents become covered, as described in COBRA, under another group health plan, and shall also terminate as of the date Employer ceases to provide coverage to its senior executives generally under any such Welfare Plan. Notwithstanding the foregoing, (I) Executive shall not be entitled to receive any payments or benefits pursuant to this Section 11(c) unless Executive has executed and delivered to Employer a general release in form and substance satisfactory to Employer and (II) Executive shall be entitled to receive such payments and benefits only so long as Executive has not breached the provisions of Section 2 or Section 3 hereof. The release described in the foregoing sentence shall not require Executive to release any claims for any vested employee benefits, workers compensation benefits covered by insurance or self-insurance, claims to indemnification to which Executive may be entitled under the Company’s or its Subsidiaries’ certificate(s) of incorporation, by-laws or under any of the Company’s or its Subsidiaries’ directors or officers insurance policy(ies) or applicable law, or equity claims to contribution from the Company or its Subsidiaries or any other Person to which Executive is entitled as a matter of law in respect of any claim made against Executive for an alleged act or omission in Executive’s official capacity and within the scope of Executive’s duties as an officer, director or employee of the Company or its Subsidiaries. Not later than eighteen (18) months following the termination of Executive’s employment, the Company and its Subsidiaries for which the Executive has acted in the capacity of a senior manager, shall sign and deliver to Executive a release of claims that the Company or its Subsidiaries has against Executive; providedthat, such release shall not release any claims that the Company or its Subsidiaries commenced prior to the date of the release(s), any claims relating to matters actively concealed by Executive, any claims to contribution from Executive to which the Company or its Subsidiaries are entitled as a matter of law or any claims arising out of mistaken indemnification by the Company or any of its Subsidiaries. Except as otherwise provided in this Section 1(c) or in the Employer’s employee benefit plans or as otherwise required by applicable law, Executive shall not be entitled to any other salary, compensation or benefits after termination of Executive’s employment with Employer.

2.  Confidential Information.

(a)  Obligation to Maintain Confidentiality.  Executive acknowledges that the information, observations and data (including trade secrets) obtained by him during the course of his performance under this Agreement concerning the business or affairs of the Company, Employer and their respective Subsidiaries and Affiliates (“Confidential Information”) are the property of the Company, Employer, or such Subsidiaries and Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s and Employer’s business or industry of which Executive becomes aware during the Employment Period. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account (for his commercial advantage or otherwise) any Confidential Information without the Board’s written consent, unless and to the extent that the Confidential Information, (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, (ii) was known to Executive prior to Executive’s employment with Employer, the Company or any of their Subsidiaries and Affiliates or (iii) is required to be disclosed pursuant to any applicable law, court order or other governmental decree. Executive shall deliver to the Company at a Separation, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company, Employer and their respective Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control.

(b)  Ownership of Property.  Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s, Employer’s or any of their respective Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company, Employer or any of their respective Subsidiaries or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belonging to the Company, Employer or such Subsidiary or Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company, Employer or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company, Employer or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company, Employer or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s, Employer’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c)  Third Party Information.  Executive understands that the Company, Employer and their respective Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s, Employer’s and their respective Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 2(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company, Employer or their respective Subsidiaries and Affiliates who need to know such information in connection with their work for the Company, Employer or any of their respective Subsidiaries and Affiliates) or use, except in connection with his work for the Company, Employer or any of their respective Subsidiaries and Affiliates,

Third Party Information unless expressly authorized by a member of the Board (other than himself if Executive is on the Board) in writing.

(d)  Use of Information of Prior Employers.  During the Employment Period and thereafter, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company, Employer or any of their respective Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Company, Employer or any of their respective Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

3.  Non-competition and No Solicitation.  Executive acknowledges that in the course of his employment with Employer he will become familiar with the Company’s, Employer’s and their respective Subsidiaries’ trade secrets and with other confidential information concerning the Company, Employer and such Subsidiaries and that his services will be of special, unique and extraordinary value to the Company, Employer and such Subsidiaries. Therefore, Executive agrees that:

(a)  Non-competition.  During the Employment Period and also during the period commencing on the date of termination of the Employment Period and ending on the first anniversary of the date of termination, he shall not without the express written consent of the Company, anywhere in the United States, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business (i) competing with a brand of the Company, Employer, Medtech Products, Inc., The Denorex Company, The Spic and Span Company, The Comet Products Corporation, Prestige Brands International, Inc., Vetco, Inc., or any business acquired by such Persons, or any Subsidiaries of such Persons, representing 10% or more of the consolidated revenues or EBITDA of the Company and its Subsidiaries for the trailing 12 months ending on the last day of the last completed calendar month immediately preceding the date of termination of the Employment Period (collectively “The Prestige Companies”) or (ii) in which The Prestige Companies have conducted discussions or has requested and received information relating to the acquisition of such business by such Person (x) within one year prior to the Separation and (y) during the Severance Period, if any. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)  No solicitation.  During the Employment Period and also during the period commencing on the date of termination of the Employment Period and ending on the first anniversary of the date of termination, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of The Prestige Companies to leave the employ of the Company, Employer or any subsidiary, or in any way interfere with the relationship between The Prestige Companies and any employee thereof, (ii) hire any person who was an employee of The Prestige Companies within 180 days after such person ceased to be an employee of the Company, Employer or any of their respective Subsidiaries (provided, however, that such restriction shall not apply for a particular employee if the Company has provided its written consent to such hire, which consent, in the case of any person who was not a key employee of The Prestige Companies shall not be unreasonably withheld), (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of The Prestige Companies to cease doing business with The Prestige Companies or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and The Prestige Companies or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of The Prestige Companies and with which The Prestige Companies has conducted discussions or has requested and received information relating to the acquisition of such business by The Prestige Companies in the two year period immediately preceding a Separation.

(c)  Enforcement. If, at the time of enforcement of Section 2 or this Section 3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, Employer, their respective Subsidiaries or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(d)  Additional Acknowledgments. Executive acknowledges that the provisions of this Section 1 are in consideration of: (i) employment with the Employer, (ii) the prospective issuance of Securities by the Company pursuant to the Long Term Incentive Compensation Program and (iii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 2 and this Section 3 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (i) that the business of the Company, Employer and their respective Subsidiaries will be conducted throughout the United States, (ii) notwithstanding the state of incorporation or principal office of the Company, Employer or any of their respective Subsidiaries, or any of their respective executives or employees (including the Executive), it is expected that the Company and Employer will have business activities and have valuable business relationships within its industry throughout the United States and (iii) as part of his responsibilities, Executive will be traveling throughout the United States in furtherance of Employer’s business and its relationships. Executive agrees and acknowledges that the potential harm to the Company and Employer of the non-enforcement of Section 2 and this Section 3 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company, Employer and their Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

    IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement on this 17th day of January, 2006.

PRESTIGE BRANDS HOLDINGS, INC.
By: /s/ Peter C. Mann
Name: Peter C. Mann
Title: Chief Executive Officer

/s/ Charles N. Jolly
Charles N. Jolly

DEFINITIONS

"Cause" is defined as (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) that has not been cured within 10 days after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise, (iii) your conviction (or plea of nolo contendere) for any felony or any other crime involving dishonesty, fraud or moral turpitude, (iv) your breach of fiduciary duty to the Company or its affiliates, (v) any violation of the Company's policies relating to compliance with applicable laws which have a material adverse effect on the Company or its affiliates or (vi) your breach of any restrictive covenant. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

"Good Reason" is defined as, without your consent, (i) the assignment to you of any duties inconsistent with your status as the Company's Secretary & General Counsel or a substantial adverse alteration in the nature or status of the your responsibilities, unless the Company has cured such events within 10 business days after the receipt of written notice thereof from you, (ii) a reduction in your annual base salary or target annual bonus percentage, except for across-the-board salary reductions similarly affecting all senior Company executives, or (iii) the relocation of the Company's headquarters by more than 30 miles.